EXHIBIT 23.3


            CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in Form S-8 Registration Statement, dated May 28, 2004, of Gasco Energy, Inc. (the "Company") to Netherland, Sewell & Associates, Inc., independent petroleum engineers, and the report dated March 16, 2004, entitled Estimate of Reserves and Future Revenue to the Gasco Energy, Inc. interest in Certain Oil and Gas Properties Located in Riverbend Field, Uintah County, Utah as of December 31, 2003 prepared by such independent petroleum engineers.


                                           NETHERLAND, SEWELL & ASSOCIATES, INC.

                                           By:  /s/ Frederic D. Sewell
                                           Chairman and Chief Executive Officer

Dallas, Texas
May 28, 2004